February 23, 2016

James E. O’Connor, Esquire
U.S. Securities & Exchange Commission
Division of Investment Management
100 F Street, N.E.
Washington, D.C. 20549

Re:  T. Rowe Price Retirement Funds, Inc.

 on behalf of the following classes:

  T. Rowe Price Target 2005 Fund—I Class

  T. Rowe Price Target 2010 Fund—I Class

  T. Rowe Price Target 2015 Fund—I Class

  T. Rowe Price Target 2020 Fund—I Class

  T. Rowe Price Target 2025 Fund—I Class

  T. Rowe Price Target 2030 Fund—I Class

  T. Rowe Price Target 2035 Fund—I Class

  T. Rowe Price Target 2040 Fund—I Class

  T. Rowe Price Target 2045 Fund—I Class

  T. Rowe Price Target 2050 Fund—I Class

  T. Rowe Price Target 2055 Fund—I Class

  T. Rowe Price Target 2060 Fund—I Class

 File Nos.: 333-92380/811-21149

 Post-Effective Amendment No. 37

Dear Mr. O’Connor:

I am counsel to T. Rowe Price Associates, Inc., which serves as the sponsor and investment adviser to the Funds and all outstanding series of the above-referenced registrant. In connection with the anticipated effectiveness of the Funds with the Commission, the registrant proposes to file the above-referenced Post-Effective Amendment to its registration statement pursuant to Rule 485(b) under the Securities Act of 1933.

I have reviewed the amendment to the registration statement and represent that it does not contain disclosures that, in my opinion, would render the amendment ineligible to become effective pursuant to Rule 485(b).

Sincerely,

/s/Brian R. Poole

Brian R. Poole

Vice President and Senior Legal Counsel, T. Rowe Price Associates, Inc.